Commission File No. 000-23530

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TRANS ENERGY, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: n/a

	(2)	Aggregate number of securities to which transaction applies: n/a

	(3)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): n/a.

	(4)	Proposed maximum aggregate value of transaction: n/a

	(5)	Total fee paid: -0-

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date filed:

TRANS ENERGY, INC.

210 Second Street

P.O. Box 393

St. Marys, West Virginia 26170

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF

OUR MAJORITY STOCKHOLDERS

To Our Stockholders:

We are writing to advise you that certain stockholders, owning approximately 54.6% of our outstanding shares of common stock, have approved by written consent in lieu of a stockholders’ meeting, the proposal for Trans Energy to transfer certain assets and properties into our newly formed, wholly owned subsidiary, American Shale Development, Inc. (“American Shale”). We are making the transfer of assets in order to accommodate certain provisions of a Credit Agreement entered into on February 29, 2012, which could provide funding to our subsidiary of up to $50 million. Trans Energy will retain 100% ownership of American Shale. On February 29, 2012, our Board of Directors unanimously approved the above transfer of assets and properties to American Shale.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM STOCKHOLDERS BY WRITTEN CONSENT, IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THE ABOVE ACTION APPLICABLE UNDER NEVADA LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE ACTION.

No action is required by you. The accompanying Information Statement is furnished only to inform stockholders of the action taken by written consent described above before it takes effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is first being mailed to you on or about March     , 2012 and we anticipate the effective date of the proposed action to be April     , 2012, or as soon thereafter as practicable in accordance with applicable law, including the Nevada Revised Statutes.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The accompanying Information Statement is for information purposes only and explains the action taken by written consent. Please read the accompanying Information Statement carefully.

March , 2012	Very truly yours,

/s/ JOHN G. CORP

John G. Corp
President

TRANS ENERGY, INC.

210 Second Street

P.O. Box 393

St. Marys, West Virginia 26170

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND

REGULATION 14C THEREUNDER

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.001 par value, of Trans Energy, Inc., a Nevada corporation, which we refer to herein as “Trans Energy,” “company,” “we,” “our” or “us.” The mailing date of this Information Statement is on or about March     , 2012. The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of action we are taking pursuant to written consents of a majority of our stockholders in lieu of a meeting of stockholders.

On February 8, 2012, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 12,988,914 shares of common stock issued and outstanding. The common stock constitutes the sole outstanding class of Trans Energy voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS BEING SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On February 29, 2012, certain stockholders who beneficially own 7,095,821 shares, or approximately 54.6% of our issued and outstanding common stock, consented in writing for the company to enter into and execute a Contribution Agreement together with an Assignment, Bill of Sale and Conveyance (the “Assignment Agreements”). Pursuant to the Assignment Agreements, we will assign, convey and transfer to our wholly owned subsidiary, American Shale Development, Inc. (“American Shale”), all of Trans Energy’s rights title and interest in and to certain leases, wells, permits, licenses, agreements and other assets and properties. By transferring these assets and properties to American Shale, we will be able to finalize the Credit Agreement (the “Credit Agreement”) by and among American Shale, several banks and other financial institutions or entities that from time-to-time will be parties to the Credit Agreement, and Chambers Energy Management, LP as the administrative agent (the “Agent”).

Also on February 29, 2012, our Board of Directors approved the above transfer of assets and properties, subject to approval by a majority of our stockholders. No other corporate actions to be taken by written consent were considered.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to the action being taken. In addition, pursuant to the laws of Nevada, the action to be taken by majority written consent in lieu of a special stockholders’ meeting, do not create appraisal or dissenters’ rights.

Our Board of Directors determined to pursue stockholder action by majority written consent of those shares entitled to vote, in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable. We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the action taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the action taken by written consent and giving stockholders advance notice of the action taken.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

QUESTIONS AND ANSWERS

Q: Why did I receive this Information Statement?

A: Stockholders owning a majority of our outstanding shares took action by written consent in lieu of a stockholders’ meeting, approving the transfer of assets and properties to our wholly owned subsidiary. Federal securities laws require that our other stockholders receive this Information Statement before the action can become effective.

Q: What action did the stockholders take?

A: The stockholders executed written consents on February 29, 2012 approving the proposal that we transfer certain of our assets and properties to our newly created, wholly owned subsidiary, American Shale. The proposal was also approved by unanimous consent by our Board of Directors. Although our assets and properties will remain in our subsidiary, applicable Nevada law requires that the transfer be approved by our stockholders. Pursuant to SEC rules and regulations, the action requires notification to all of our stockholders.

Q: For what purpose are the assets and properties being transferred to American Shale?

A: On February 29, 2012, our subsidiary, American Shale, entered into the Credit Agreement, whereby, subject to the satisfaction of certain conditions to funding, certain lenders have committed to provide up to $50 million in funding to be used to refinance certain outstanding indebtedness of Trans Energy, to fund drilling and completion costs, to pay certain fees and expenses related to the Credit Agreement and for general corporate purposes. Closing the Credit Agreement is contingent on the successful transfer of the assets and properties to American Shale.

Q: What action do I need to take as a stockholder?

A: You are not required to take any action. The action approved by written consent can take effect after 20 days from the date of mailing this Information Statement. Following the effectiveness of the transfer of assets and properties, American Shale will remain our wholly owned subsidiary. Your shares of Trans Energy common stock will remain unchanged.

Q: Am I entitled to appraisal rights?

A: No. You are not entitled to appraisal or dissenters’ rights in accordance with applicable Nevada law in connection with the action taken by written consent.

Q: Will I recognize a gain or loss for U.S. federal income tax purposes as a result of the transfer of assets and properties?

A: You should not recognize any gain or loss for U.S. federal income tax purposes as a result of the action taken by written consent.

Q: Where can I find more information about the company?

A: As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company. Specifically, on March 6, 2012, we filed a Form 8-K Current Report that discusses the transfer of assets and properties and the Credit Agreement. You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

Q: Who can help answer my questions?

A: If you have questions about the company after reading this Information Statement, please contact us in writing at our principal executive offices at 210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170, attention Corporate Secretary, or by telephone at (304) 684-7053.

SUMMARY

This summary sets forth certain selected information contained in this Information Statement that may be important to you to better understand transactions referred to in this summary. This summary also provides cross-references to the location in the Information Statement of the information summarized.

Trans Energy, Inc. (Page 10)

Trans Energy is engaged in the acquisition, exploration, development and production of natural gas and oil. We own interests in and operate oil and gas wells in West Virginia. We have approximately 22,000 net acres under lease in Northwestern West Virginia, primarily in the counties of Wetzel, Marshall, Marion, Tyler and Doddridge.

Our principal executive offices are located at 210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170, and our telephone number is (304) 684-7053.

Trans Energy is a reporting company under the Exchange Act and our public filings can be accessed at www.sec.gov. Our common stock is quoted on the OTC Bulletin Board under the trading symbol “TENG”.

American Shale Development, Inc. (Page 6)

We created American Shale under the laws of the State of Delaware on February 22, 2012 as our wholly owned subsidiary. American Shale was established in order to accommodate certain provisions of the Credit Agreement and to hold certain properties and assets. Trans Energy’s President and director, John G. Corp, is the President of American Shale and, along with Stephen P. Lucado and Dr. Benjamin H. Thomas who are directors of Trans Energy, are the three directors of American Shale. After we finalize the transfer of our assets and properties to American Shale, we plan to complete the process of closing the Credit Agreement, pending satisfaction of all conditions precedent. We intend to retain American Shale as our wholly owned subsidiary. American Shale’s principal executive offices are shared with those of Trans Energy.

Transfer of Assets and Property (Page 7)

Our Board of Directors has determined that it is in best interest of Trans Energy and our stockholders to transfer certain assets and properties to American Shale in order to enter into and finalize the Credit Agreement. Trans Energy is not a direct party to the Credit Agreement, but is a guarantor of loans to be made thereunder and will receive a portion of the loan proceeds to repay certain outstanding debts. The assets and properties to be transferred are referred herein to as the “Marcellus Properties.” These consist of working interests in 13 producing Marcellus shale liquids rich gas wells and approximately 22,000 net acres of Marcellus shale leasehold rights, located in Northwestern West Virginia in the counties of Wetzel, Marshall, Marion, Tyler and Doddridge.

Credit Agreement (Page 7)

On February 29, 2012, American Shale entered into the Credit Agreement by and among American Shale, several banks and other financial institutions or entities that from time-to-time will be parties to the Credit Agreement, and Chambers Energy Management, LP as the Agent. Trans Energy is a guarantor of the Credit Agreement as is Prima Oil Company, Inc., another of our 100% wholly owned subsidiaries. The Credit Agreement provides that upon its closing, lenders will lend American Shale up to $50 million, which funds will be used to develop wells and properties that we have transferred to American Shale. Trans Energy will receive a portion of the funds from the Credit Agreement to refinance certain debts.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDER

As of the date of the written consent by stockholders owning a majority of our outstanding shares on February 29, 2012, we had issued and outstanding 12,988,914 shares of common stock. Each share of common stock is entitled to one vote on matters submitted for stockholder approval.

On February 29, 2012, the holders of 7,095,821shares, or approximately 54.6% of our outstanding shares of common stock, executed and delivered to the Board of Directors written consents approving the proposal to transfer the Marcellus Properties to American Shale. Because the action was approved by the written consent of stockholders holding a majority of our outstanding shares, no other stockholder votes are required and no proxies are being solicited with this Information Statement.

Nevada corporate law provides, in substance, that unless a company’s articles of incorporation provide otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

The consenting stockholders are the beneficial owners of 7,095,821shares of our common stock, which represents approximately 54.6% of our voting shares outstanding. The consenting stockholders voted in favor of the proposed action described herein pursuant to written consents dated February 29, 2012. No consideration was paid for the consents.

Common Stock

We are authorized to issue 500 million shares of common stock, par value $0.001 per share, of which 12,988,914 shares are issued and outstanding as of the date hereof. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

(i)	one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

(ii)	to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and

(iii)	to participate pro rata in any distribution of assets available for distribution upon liquidation of the company.

Stockholders have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are also authorized to issue 10 million shares of preferred stock, par value $.001, none of which have been issued. The rights, privileges, terms, and conditions of the preferred shares are to be set by the Board of Directors at the time of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the best of our knowledge as February 8, 2012, with respect to each person known by us to own beneficially more than 5% of our outstanding common stock, each director and all directors and officers as a group. Unless otherwise noted, the address of each person listed below is that of Trans Energy, 210 Second Street, St. Marys, West Virginia 26170.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Directors and Executive Officers
Loren E. Bagley*	2,164,246	(2)	16.7%
John G. Corp.*	207,000		1.6%
Robert L. Richards*	458,725	(3)	3.5%
William F. Woodburn*	2,222,786	(4)	17.1%
John S. Tumis	6,000		(7)
Richard L. Starkey*	10,000		(7)
Stephen P. Lucado*	10,000		(7)
Dr. Benjamin H. Thomas*	10,000		(7)
5% Beneficial Owners
James K. Abcouwer	2,524,761	(5)	19.4%
Mark D. Woodburn	1,313,210	(6)	10.1%
Clarence E. Smith	739,815		5.7%
All directors and executive officers as a group (8 persons)	5,088,757	(2)(3)(4)	39.2%

*	Indicates director at February 29, 2012.
(1)	Based upon 12,988,914 shares of common stock outstanding.
(2)	Includes 33,543 shares held in the name of Carolyn S. Bagley, wife of Mr. Bagley, over which Mrs. Bagley retains voting power, and 803,372 shares in the name of a corporation in which Mr. Bagley is the President and stockholder.
(3)	Includes 80,087 shares held in the name of Argene Richards, wife of Mr. Richards.
(4)	Includes 332,543 shares in the name of Janet L. Woodburn, wife of Mr. Woodburn, over which shares Mrs. Woodburn retains voting power, and 320,894 in the name of a corporation in which William and Janet Woodburn are officers and stockholders.
(5)	Includes 1,587,500 shares of common stock held in the name of the Abcouwer Family Limited Partnership and 24,723 shares held in the name of Northstar Energy, Inc.
(6)	Includes 522,099 shares held in the name of MDW Capital, Inc., of which Mr. Woodburn is the CEO and stockholder, and 397,100 shares in the name of Meredith Woodburn, wife of Mr. Woodburn, which Mr. Woodburn disavows beneficial ownership or voting power.
(7)	Less than 1% of the total outstanding shares.

TRANSFER OF ASSETS AND PROPERTIES

Background

On March 31, 2011, Trans Energy and CIT Capital USA Inc. (“CIT”) entered into the Sixth Amendment to CIT Credit Agreement, extending the maturity date of that agreement to March 31, 2012. Subsequently, Trans Energy, with the help of a financial advisor, Oppenheimer & Co. Inc., began evaluating strategic alternatives to address the March 31, 2012 maturity and to provide additional capital to fund the development and exploration of our West Virginia properties. These alternatives included a combination of refinancing the CIT Credit Agreement by raising new debt, issuing equity securities, and pursuing additional asset dispositions.

As part of this process, we contacted various prospective capital providers, including commercial banks, mezzanine lenders, equity investors and strategic entities. We eventually received a number of competing financing structure proposals. Together with our financial advisor, we evaluated each proposal and ultimately determined the proposal from Chambers Energy Management, LP (referred to herein as “Agent”) was the most favorable. On October 21, 2011, we entered into a commitment letter and term sheet with the Agent in connection with the proposed financing. The proposal was for a credit facility in the aggregate amount of $50 million to be used to develop the Marcellus Properties. During the following months, we and our advisors have worked with the Agent to complete due diligence and to negotiate definitive documents for the transaction while continuing to evaluate competing alternatives.

In negotiating the Credit Agreement, the prospective lenders desired to structure the transaction so that the funds would be used for the specific and sole purpose of developing the Marcellus Properties. Because the Marcellus Properties have been held by both Trans Energy and our wholly owned subsidiary, Prima Oil Company, Inc., a Delaware corporation (“Prima”), it became necessary to transfer those assets into a new entity, which could be used to specifically develop the Marcellus Properties. Thus, we created American Shale to hold the Marcellus Properties and to enter into the Credit Agreement.

Transfer to American Shale Development, Inc.

On February 22, 2012, we incorporated American Shale under the laws of the State of Delaware as our direct wholly owned subsidiary. American Shale was established in order to accommodate certain provisions related to the terms of the then proposed Credit Agreement and to facilitate the finalization of that Agreement. Trans Energy’s President and director, John G. Corp, is the President of American Shale and, along with Stephen P. Lucado and Dr. Benjamin H. Thomas, directors of Trans Energy, are the three directors of American Shale. On February 29, 2012, we executed the Credit Agreement, pending the satisfaction of certain terms including the approval of the transfer of assets from Trans Energy to American Shale.

At the time of the funding of the Credit Agreement, we will execute an Exchange Agreement with Prima (the “Exchange Agreement”), whereby Trans Energy will transfer to Prima working interests in certain shallow oil and gas wells and leasehold rights for depths from the surface to the top of the Rhinestreet formation (“shallow wells”). In exchange for the shallow wells, Prima will transfer to Trans Energy Prima’s leasehold rights for all depths below the top of the Rhinestreet formation (“deep wells”), which make up part of the Marcellus Properties.

Also at the time of the funding of the Credit Agreement, we will execute a Contribution Agreement together with an Assignment, Bill of Sale and Conveyance (the “Assignment Agreements”). The Assignment Agreements provide that Trans Energy will transfer to American Shale the deep wells related to the Marcellus Properties acquired from Prima and certain other designated assets and properties consisting of 100% of Trans Energy’s leasehold rights to all depths below the top of the Rhinestreet formation, including the Marcellus shale, together with certain working interests in 13 producing Marcellus shale liquids-rich gas wells. In exchange for the Marcellus Properties, Trans Energy will receive 100% ownership interest in American Shale. On February 29, 2012 our Board of Directors unanimously approved both the Exchange Agreement with Prima and the Assignment Agreements, subject to approval by a majority of our stockholders.

Because under applicable Nevada law the transfer of assets to a subsidiary requires stockholder approval, we obtained the written consent approving the transfer from a majority of our outstanding shares in lieu of a stockholders’ meeting. Accordingly, we have prepared and are delivering this Information Statement to notify non-consenting stockholders of the action taken by written consent. Pursuant to applicable rules under the Exchange Act, we will be permitted to close the Assignment Agreements and Credit Agreement 20 days after the mailing of this Information Statement to our stockholders. We intend to retain American Shale as our wholly owned subsidiary.

CREDIT AGREEMENT

On February 29, 2012, American Shale entered into the Credit Agreement by and among American Shale as the borrower, certain banks and other financial institutions or entities that from time-to-time will be parties thereto (“Lenders”), and Chambers Energy Management, LP as the administrative agent (“Agent”). Trans Energy and Prima will be “Guarantors” and, together with American Shale, will grant security interests over substantially all of the company’s assets in favor of the Agent for the benefit of the Lenders.

The principal amount of loans to be advanced under the Credit Agreement is $50 million, which loans will bear interest at a per annum rate equal to the greater of LIBOR or 1%, for a three month interest period, plus 10%. An additional 4% per annum for any quarter, may be charged if American Shale exceeds the maximum Consolidated Leverage Ratio, as defined in the Credit Agreement, for any fiscal quarter as provided in the Credit Agreement. This additional interest will be paid in kind. Upon the occurrence of any event of default as defined in the Credit Agreement, the loans will bear interest at an additional 2% per annum. Interest will be due and payable monthly in arrears, on the maturity date and on the date of any prepayment of principal.

The loans will be advanced as a single funding of $50 million less a 6% fee on the funding date of the Credit Agreement, once all conditions precedent have been satisfied. There will be no scheduled amortization of the principal amount of the loans and all principal will be due on February 28, 2015 (the “Maturity Date”), if not accelerated before that date. The principal amount of the loans may be prepaid, but not reborrowed. If the loans are prepaid on or prior to the second anniversary of the funding date, a make-whole amount will be charged equal to the sum of the remaining scheduled payments of interest with respect to the loans from the prepayment date through the second anniversary of the funding date.

Also on the funding date of the Credit Agreement, Trans Energy and Prima will execute a Guarantee and Security Agreement (the “Guarantee Agreement”). The Guarantee Agreement provides that Trans Energy and Prima will guarantee the indebtedness of American Shale under the terms of the Credit Agreement.

A portion of the loans will be funded on the funding date directly to an account controlled by American Shale to be applied to refinance certain debts of Trans Energy under its existing credit facility with CIT, and to pay expenses of Trans Energy and American Shale. The remaining proceeds of the loans will be funded on the funding date to an account of American Shale controlled by the Agent (the “Funding Account”). These funds are to be used to develop the Marcellus Properties. In order to obtain the proceeds of loans funded to the Funding Account, American Shale must provide the Agent, from time-to-time, with a disbursement notice setting forth the following:

(i) the amount of the requested disbursement,

(ii) a description of the expenses to be paid with the proceeds of such disbursement (including the Authorization for Expenditure (“AFE”) if applicable),

(iii) a certification that no event of default has occurred and is continuing, and

(iv) a representation that a pro forma calculation of the consolidated leverage ratio would not result in such ratio being in excess of a specified amount.

If all such conditions are met, the Agent will direct the depositary bank to fund the amount of the requested disbursement.

The Credit Agreement includes several conditions to funding the loans on the funding date, including, among others;

•	termination of the CIT credit facility;

•	closing of the transfer of assets pursuant to the Assignment Agreements and other related transactions;

•	execution and delivery of the Guarantee and Security Agreement;

•	delivery of executed mortgages;

•	delivery of pledged stock;

•	delivery of legal opinion letters;

•	delivery to the Agent of executed Warrants with respect to the stock of American Shale;

•	completion of all filings, notices and approvals required to consummate related transactions; and

•	delivery of deposit account control agreements with respect to the Funding Account and all other deposit accounts of American Shale.

The Credit Agreement also contains representations and warranties that are common in such agreements, including, but not limited to:

•	financial condition;

•	material adverse effects;

•	corporate existence;

•	corporate authorizations and powers;

•	enforceable obligations; and

•	existing indebtedness and material litigations.

Other representations and warranties relate to operations such as environmental matters, gas imbalances, hedging agreements, reserve reports, sale of production and contingent obligations. The Credit Agreement also includes typical indemnification provisions.

The Credit Agreement also includes certain customary affirmative covenants such as financial information, delivery requirements, operation and maintenance of properties, and books and records. Financial covenants include a minimum collateral coverage ratio (reserve value plus consolidated working capital to adjusted indebtedness) and minimum consolidated current ratio (consolidated current assets to consolidated current liabilities).

Negative covenants include limitations on indebtedness, liens, fundamental changes, dispositions of property, payment of dividends or distributions, capital expenditures, investments and transactions with affiliates. There are also limitations on hedging transactions, creation or acquisition of subsidiaries, use of proceeds, drilling without providing title opinions, amending certain documents and appointing non-approved officers or directors.

Upon the occurrence of a change of control (as defined in the Credit Agreement) or other events affecting American Shale or Trans Energy, the Lenders may require American Shale to pay all of the outstanding interest, principal and fees under the Credit Agreement, including the make-whole provision.

In connection with the Credit Agreement, Trans Energy intends to execute a letter agreement providing a termination, or breakup fee. Accordingly, if all conditions of the Credit Agreement are not met and the transaction is not closed and funded on or before April 30, 2012, the Agent, at its option, may terminate the Credit Agreement. In such event, Trans Energy must deliver 500,000 shares of Trans Energy common stock to the Agent or its designee. The shares are to be held in escrow and returned to Trans Energy in the event the transaction closes and is funded by April 30, 2012.

Upon the closing and funding of the Credit Agreement, two Trans Energy directors, Loren Bagley and William Woodburn, will retire and resign as employees of Trans Energy, but remain on the board of directors. Also, Mark Woodburn, a principal stockholder, will resign as an employee of Trans Energy.

As a requirement to funding of the Credit Agreement, certain operating documents between Trans Energy and Republic Energy VI and its affiliates will be modified with additional agreements to be executed. These modifications and new agreement will detail new functions assumed by Republic Energy Operating (“REO”), as it will be assuming certain operating, financial, administrative and accounting functions for Americn Shale from Trans Energy. REO will assume operational control of American Shale’s assets and day-to-day operations, including drilling and production and control of American Shale’s bank accounts. REO’s revised funcitions will be governed by amending existing operating and development agreements.

As part of the Credit Agreement with Chambers, American Shale, for and in consideration of $2 million dollars, entered into a Warrant Agreement (“Warrant”) that allows for a period of five years, ending February 28, 2017, Chambers has the option to purchase up to 19.5% of the common shares of American Shale at an exercise price of $5,137,000. Such Warrant contains customary provisions that are common in such agreements.

The Warrant contains a provision that, under certain circumstances, Chambers may elect, but shall not be obligated, to cause American Shale to repurchase the Warrant for cash (the “Put Option”) prior to the maturity of the Credit Agreement. The Put Option will arise upon the earliest to occur of (i) a sale, farm-out, assignment or other disposition by Republic of all or substantially all of Republic’s working interest in the Joint Development Area, (ii) the third anniversary of the closing date of the Credit Agreement and (iii) an acceleration of the payment obligations under the Credit Agreement. The repurchase price will be an amount determined by terms stated in the Warrant, which could be for a sum exceeding the exercise price of the Warrant. Also, upon the occurrence of certain events affecting the contractual relationships among Trans Energy, American Shale, REO, and certain affiliates of the Trans Energy, Chambers would be able to exert voting control of American Shale until it receives adequate consideration for the Put Option.

No Appraisal Rights

Under applicable Nevada Corporations Law, stockholders are not entitled to appraisal rights with respect to the proposed transfer of assets to our subsidiary. Accordingly, the action taken by majority written consent in lieu of a special stockholders’ meeting, does not create appraisal or dissenters’ rights.

Accounting Matters

The transfer of assets from Trans Energy to its wholly owned subsidiary, American Shale, will not affect the consolidated financial statements of Trans Energy.

United States Federal Income Tax Consequences

Because of the nature of the transfer of assets to a subsidiary, we do not believe our stockholders will incur U.S. federal income tax consequences related to the transaction. Also, any funding that will be realized from the Credit Agreement should not have any tax consequences to our stockholders. Nevertheless, if a stockholder has any questions relating to their own individual tax situation, you are urged to consult with your own tax advisor with respect to the tax consequences of the company’s action.

BUSINESS OF TRANS ENERGY, INC.

Trans Energy is engaged in the acquisition, exploration, development and production of natural gas and oil. We own interests in and operate approximately 330 oil and gas wells in West Virginia. We also own and operate an aggregate of 19 miles of 4-inch and 6-inch gas transmission lines located within West Virginia in the counties of Ritchie and Tyler. We have approximately 22,000 net acres under lease in Northwestern West Virginia primarily in the counties of Wetzel, Marshall, Marion, Tyler and Doddridge.

History

Our business strategy is to economically increase reserves, production and the sale of natural gas and oil from existing and acquired properties in the Appalachian Basin and elsewhere, in order to maximize stockholders’ return over the long term. Our strategic location in West Virginia enables us to actively pursue the acquisition and development of producing properties in that area that will enhance our revenue base without proportional increases in overhead costs.

We have been an oil and gas developer for more than twenty years, but began a more aggressive focus on development and growth in early 2006. We began an effort to leverage the company’s acreage and reserves to fund development, and have drilled more than 30 wells since early 2006 and significantly increased production and reserves. During late 2007, we redirected our focus from shallow drilling to drilling exclusively in the Marcellus Shale. Management intends to continue to develop and increase the production from oil and natural gas properties that we currently own. We will continue to transport and market natural gas through our pipelines.

Current Business Activities

We operate our oil and natural gas properties and transport and market natural gas through our transmission systems in West Virginia. Although management desires to acquire additional oil and natural gas properties and to become more involved in exploration and development, this can only be accomplished as we secure future funding. Management intends to continue to develop and increase the production from the oil and natural gas properties that it currently owns.

Marketing

We operate exclusively in the oil and gas industry. Natural gas production from wells owned by us is generally sold to various intrastate and interstate pipeline companies and natural gas marketing companies. Sales are generally made under short-term delivery contracts at market prices. These prices fluctuate with natural gas contracts as posted in national publications and on the New York Mercantile Exchange.

The majority of our natural gas is sold to SEI Energy, LLC and Dominion Field Services, Inc. We sell our oil production to third party purchasers under agreements at posted field prices. These third parties purchase the oil at the various locations where the oil is produced and haul it via truck.

Competition

We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Appalachian Basin and elsewhere competing for customers. Many competitors are large, well-known oil and gas and/or energy companies, although no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources, sometimes enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. We are more of a regional operator, and have the traditional competitive strengths of one, including long established contacts and in-depth knowledge of the local geography. Additionally, there is increasing competition from other fuel choices to supply the energy needs of consumers and industry. There is also the possibility that future energy-related legislation and regulations may impact competitive conditions. Management believes that there exists a viable market place for smaller producers of natural gas and oil and for operators of smaller natural gas transmission systems. If that situation were to change, management believes the Company would command a competitive price if it became part of a larger company.

Government Regulation

The oil and gas industry is extensively regulated by federal, state and local authorities. The scope and applicability of legislation is constantly monitored for change and expansion. Numerous agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for noncompliance. To date, these mandates have had no material effect on our capital expenditures, earnings or competitive position.

Legislation and implementing regulations adopted or proposed to be adopted by the Environmental Protection Agency and by comparable state agencies, directly and indirectly, affect our operations. We are required to operate in compliance with certain air quality standards, water pollution limitations, solid waste regulations and other controls related to the discharging of materials into, and otherwise protecting the environment. These regulations also relate to the rights of adjoining property owners and to the drilling and production operations and activities in connection with the storage and transportation of natural gas and oil.

There is a growing concern that future federal legislation may address emissions such as greenhouse gasses that are perceived to present an endangerment to human health and the environment. Such new legislation and regulations could result in the creation of additional costs in the form of taxes, restrictions of output and the investments of additional capital to maintain compliance with laws and regulations. Compliance with new laws and regulations could significantly increase operating costs, reduce demand for our products, impact the cost and availability of capital and increase our exposure to litigation. New legislation could also focus on increasing demand for less carbon intensive energy sources, which could adversely affect demand for the natural gas and oil we market. The implementation of new laws and regulations remains uncertain as do the ultimate impact to our operating costs and business.

We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed operations may have upon the environment. Requirements imposed by such authorities could be costly, time-consuming and could delay continuation of production or exploration activities. Further, the cooperation of other persons or entities may be required for us to comply with all environmental regulations. It is conceivable that future legislation or regulations may significantly increase environmental protection requirements and, as a consequence, our activities may be more closely regulated which could significantly increase operating costs. However, management is unable to predict the cost of future compliance with environmental legislation. As of the date hereof, management believes that we are in compliance with all present environmental regulations. Further, we believe that our oil and gas explorations do not pose a threat of introducing hazardous substances into the environment. If such event should occur, we could be liable under certain environmental protection statutes and laws. We presently carry insurance for environmental liability.

Our exploration and development operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes the requirement of permits for the drilling of wells, the regulation of the location and density of wells, limitations on the methods of casing wells, requirements for surface use and restoration of properties upon which wells are drilled, and governing the abandonment and plugging of wells. Exploration and production are also subject to property rights and other laws governing the correlative rights of surface and subsurface owners.

We are subject to the requirements of the Occupational Safety and Health Act, as well as other state and local labor laws, rules and regulations. The cost of compliance with the health and safety requirements is not expected to have a material impact on our aggregate production expenses. Nevertheless, we are unable to predict the ultimate cost of compliance.

Although past sales of natural gas and oil were subject to maximum price controls, such controls are no longer in effect. Other federal, state and local legislation, while not directly applicable to us, may have an indirect effect on the cost of, or the demand for, natural gas and oil.

Employees

As of the end of our fiscal year on December 31, 2011, we employed twenty-five full-time employees, consisting of six executives and managers, six marketing, lease acquisition and clerical persons, and thirteen field operations employees.

None of our employees are members of any union, nor have they entered into any collective bargaining agreements. We believe that our relationship with our employees is good. With the successful implementation of our business plan, we may seek additional employees in the next year to handle anticipated potential growth.

Facilities

We currently occupy approximately 4,000 square feet of office space in St. Marys, West Virginia, which we share with our subsidiaries, American Shale, Tyler Construction Company and Ritchie County Gathering Systems. We lease this space from an unaffiliated third party under a verbal arrangement for $1,400 per month, inclusive of utilities.

Legal Proceedings

Certain material pending legal proceedings to which we are a party or to which any of our property is subject, is set forth below.

On May 11, 2011, we filed an action in the U.S. District Court for the Northern District of West Virginia against EQT Corporation, a Pennsylvania corporation (Trans Energy, Inc., et al. v. EQT Corporation). The action relates to our attempt to quiet title to certain oil and gas properties referred to as the Blackshere Lease, consisting of approximately 3,800 acres located in Wetzel County, West Virginia. We are presently operating approximately 22 oil and/or gas wells on the Blackshere Lease. The defendant, EQT Corporation, has filed with the Court an answer and counterclaim wherein it claims it holds title to the natural gas within and underlying the Blackshere Lease. We believe that we will ultimately prevail in the action, but it is too early in the proceedings to accurately assess the final outcome. Currently the Company has no plans to drill on this acreage.

We may be engaged in various other lawsuits and claims, either as plaintiff or defendant, in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on our financial position or results of operations.

Properties

Our properties consist of working and royalty interests owned by us in various oil and gas wells and leases located in West Virginia. Our proved reserves as of December 31, 2010, 2009, and 2008 are set forth below:

	As of December 31,
	2010		2009		2008
	Oil and Condensates (BBL)	Natural Gas (MCF)	Oil (BBL)	Natural Gas (MCF)	Oil (BBL)	Natural Gas (MCF)
Developed Producing	148,567	7,795,932	158,545	5,002,524	199,596	5,861,734
Developed Non-Producing	35,175	4,995,712	—	1,562,532	209,588	2,348,857
Proved Undeveloped	—	—	—	—	—	9,124,721

Total Proved	183,742	12,791,644	158,545	6,565,056	409,184	17,335,312

The 2009 reserves have been restated to remove the proved undeveloped reserves. Proved undeveloped reserves for 2010 are also not reported even though we have wells in process of being drilled.

A review of our reserves was conducted at year-end 2010 and 2009 by Wright and Company, Inc., our independent petroleum consultants. The estimates for 2008 are based upon the reports of Schlumberger Technology Corporation, independent petroleum consultants. These engineers were selected for their geographic expertise and their historical experience in engineering certain properties. The technical person responsible for reviewing the reserve estimates meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. We have an internal petroleum engineer on staff who works closely with our independent petroleum consultants to ensure the integrity, accuracy and timeliness of data furnished to our independent petroleum consultants for their reserves review process. Throughout the year, our technical team meets periodically with representatives from our independent petroleum consultants to review properties and discuss methods and assumptions. While we have no formal committee specifically designated to review reserves reporting and the reserves estimation process, our senior management reviews and approves any internally estimated significant changes to our proved reserves. We provide historical information to our consultants for all of our producing properties such as ownership interest; oil and gas production; well test data; commodity prices and operating and development costs. The consultants perform an independent analysis and differences are reviewed.

All of our reserve estimates are reviewed and approved by our President. He is a graduate of Marietta College with a Bachelor of Science in Petroleum Engineering and has over thirty years experience in the oil & gas industry.

Effective for the year end 2009, SEC reporting rules require that year-end reserve calculations and future cash inflows be based on the simple average of the first day of the month price for the previous twelve month period. The benchmark prices for 2010 used in the above table were $5.29 per MMBTU and $70.60 per BBL. The benchmark prices used for 2009 were $4.13 per MMBTU and $61.18 per BBL. The prices used for 2008 were based on the spot price at December 31, 2008 of $5.71 per MMBTU and $44.60 per BBL.

Such reports are, by their very nature, inexact and subject to changes and revisions. Proved developed reserves are reserves expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production. No estimates of reserves have been included in any reports to any federal agency other than the SEC in 2010 and 2009. See Note 16, Supplementary Information on Oil and Gas Producing Activities included as part of our consolidated financial statements.

Productive Gas Wells

The following table summarizes the total number of wells and undrilled locations to which proved developed reserves and proved undeveloped reserves, respectively, are attributed. Wells are shown on a gross basis.

	As of December 31,
	2010		2009		2008
	Oil	Natural Gas	Oil	Natural Gas	Oil	Natural Gas
Producing Wells	71	84	5	183	2	189
Non-Producing Wells	6	12	1	117	1	110
Undrilled Well Locations	—	—	—	—	—	20

Total Wells and Well Locations	77	96	6	300	3	319

We have removed unproved drilling locations for the year ended December 31, 2009, as well as excluding them for the year ended December 31, 2010 based on our discussions with the SEC (See Item 1). Furthermore, we excluded all shallow wells with no or minimal production since we do not plan on a rework program at this time. In addition, we have relcassed certain wells for 2010 that are now primarily producing oil.

Drilling Activity

The following table summarizes completed drilling activity for the past three years. Gross wells reflect the sum of all wells in which we own an interest. Net wells reflect the sum of our working interests in gross wells. As of December 31, 2010, we were in the process of drilling 4 gross (2 net) wells.

	During the Year Ended, December 31
	2010		2009		2008
	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	2	1	2	1	13	11.5
Dry	—	—	—	—	—	—
Exploratory wells
Productive	—	—	—	—	—	—
Dry	—	—	—	—	—	—

Total	2	1	2	1	13	11.5

Oil and Gas Acreage

The following table summarizes our gross and net developed and undeveloped oil and gas acreage under lease as of December 31, 2010 and 2009.

	Developed Acres		Undeveloped Acres		Total
	Gross	Net	Gross	Net	Gross	Net
West Virginia:
2010	24,779	14,925	24,432	11,629	49,210	26,554
2009	21,569	14,619	18,100	9,299	39,669	23,918

The following table sets forth certain information regarding production volumes, revenue, average prices received and average production costs associated with our sales of oil and natural gas for the periods noted.

	Year Ended December 31,
	2010	2009
Net Production:
Oil (Bbl)	16,578	18,648
Natural Gas (Mcf)	995,101	640,709

Natural Gas Equivalent (Mcfe)	1,094,569	752,597

Oil and Natural Gas Sales:
Oil	$878,090	$906,489
Natural Gas	4,803,589	3,886,353

Total	$5,681,679	$4,792,842

Average Sales Price:
Oil ($ per Bbl)	$52.97	$48.61
Natural Gas ($ per Mcf)	$4.83	$6.07
Natural Gas Equivalent ($ per Mcfe)	$5.19	$6.37

Oil and Natural Gas Costs:
Lease operating expenses	$1,841,788	$1,077,076

Average production cost per Mcfe	$1.68	$1.43

It is our intention to purchase assets and/or property for the purpose of enhancing our primary business operations. We are not limited as to the percentage amount of our assets we may use to purchase any additional assets or properties.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports and other information with the SEC, which reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for information about these facilities. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information about Trans Energy that we file electronically with the SEC.

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the above action to transfer assets and properties to our wholly owned subsidiary shall not be effective until a date at least twenty (20) days after the date on which this definitive Information Statement has been mailed to the stockholders. We anticipate that the action contemplated hereby will be effected on or about April     , 2012.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on February 8, 2012, as the record date for the determination of stockholders who are entitled to receive this Information Statement.

This Information Statement is being mailed on or about March     , 2012 to all stockholders of record as of the record date.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above action. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

March , 2012	By:	/s/ WILLIAM F. WOODBURN
William F. Woodburn
Secretary